                                                               EXHIBIT 99(a) (8)

                              SUPPLEMENT NO. 1 TO
                           OFFER TO PURCHASE FOR CASH
                             617,076 SHARES OF THE
                       OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        UNITED OKLAHOMA BANKSHARES, INC.
                                       AT
                              $0.50 NET PER SHARE
                                       BY
                             AMERIBANK CORPORATION

                 THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 5:00 P.M., OKLAHOMA CITY TIME, ON FRIDAY, DECEMBER 29, 1995, UNLESS THE OFFER IS EXTENDED.

                 THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "SHARES"), OF UNITED OKLAHOMA BANKSHARES, INC. (THE "COMPANY") WHICH, TOGETHER WITH ALL SHARES BENEFICIALLY OWNED BY AMERIBANK CORPORATION (THE "PURCHASER") PRIOR TO THE COMMENCEMENT OF THE OFFER, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS; AND (ii) THE PURCHASER RECEIVING REGULATORY APPROVAL, AUTHORIZATION AND CONSENT FROM ALL GOVERNMENTAL AND QUASI-GOVERNMENTAL AGENCIES HAVING OR CLAIMING JURISDICTION OVER THE COMPANY AND/OR THE PURCHASER, INCLUDING WITHOUT LIMITATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM AND THE COMMISSIONER OF THE OKLAHOMA DEPARTMENT OF BANKING, IN FORM, SCOPE AND SUBSTANCE SATISFACTORY TO THE PURCHASER, IN THE PURCHASER'S REASONABLE DISCRETION, TO ACQUIRE AT LEAST SIXTY PERCENT (60%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 13, AND 14 OF THE OFFER TO PURCHASE.

DECEMBER 5, 1995.

                                   IMPORTANT


                 Except as otherwise set forth in this Supplement No. 1, the Purchaser's Offer continues to be governed by the terms and conditions set forth in its Offer to Purchase dated November 3, 1995 and the Letter of Transmittal, and the information contained therein continues to be important to each shareholder's decision with respect to the Offer. Accordingly, this Supplement No. 1 should be read carefully in conjunction with such documents, which have been previously mailed to shareholders.

                 The Purchaser reserves the right to amend the Offer (including amending the purchase price) upon entry into a merger or other similar agreement with the Company or otherwise or to negotiate a merger or other similar agreement with the Company not involving a tender offer. The Purchaser also reserves the right to solicit the votes of the shareholders of the Company at any annual or special meeting of such shareholders.

                 Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on such shareholder's behalf. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender such Shares.

                 A shareholder who desires to tender such shareholder's Shares and whose certificates representing such Shares are not immediately available may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

                 The Purchaser has retained the services of Regan & Associates, Inc. to assist the Purchaser with delivery of this Supplement No. 1, the Offer to Purchase and related materials to shareholders, brokers and other nominees, and to receive inquiries from shareholders related to the Offer. Questions and requests for assistance may be directed to Regan & Associates, Inc. at the address and telephone number listed below. Additional copies of this Supplement No. 1, the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at the Purchaser's expense.

                            Regan & Associates, Inc.
                                  15 Park Row
                              New York, NY  10038
                                 1-800-737-3426

                               TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

       1.    Terms of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
       2.    Acceptance for Payment and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
       3.    Procedures for Accepting the Offer and Tendering Shares  . . . . . . . . . . . . . . . . . 4
       4.    Possible Effects of the Offer on the Market for the Shares; Margin Regulations . . . . . . 5
       5.    Certain Information Concerning the Purchaser . . . . . . . . . . . . . . . . . . . . . . . 5
       6.    Background of the Offer; Contacts with the Company . . . . . . . . . . . . . . . . . . . . 6
       7.    Purpose of the Offer; Plans for the Company  . . . . . . . . . . . . . . . . . . . . . . . 6
       8.    Certain Conditions of the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
       9.    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Schedule II  Unaudited Consolidated Balance Sheet at September 30, 1995 and Income Statement of the
             Purchaser for the nine months ended September 30, 1995.

To:              All Holders of Shares of Common Stock of United Oklahoma
                 Bankshares, Inc.:

                                  INTRODUCTION

                 The following information amends and supplements the Offer to Purchase dated November 3, 1995 (the "Offer to Purchase") of Ameribank Corporation, an Oklahoma corporation (the "Purchaser"). The Purchaser is offering to purchase up to 617,076 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of United Oklahoma Bankshares, Inc., an Oklahoma corporation (the "Company"), at a purchase price of $0.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement No. 1 and in the related Letter of Transmittal (which together constitute the "Offer"). By this Supplement No. 1, the Purchaser is also extending the Expiration Date of the Offer. The Offer will now expire at 5:00 p.m., Oklahoma City time, on Friday, December 29, 1995, unless further extended.

                 Except as otherwise set forth in this Supplement No. 1, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement No. 1 should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

                 The purpose of the Offer is to acquire control of, and ownership of up to sixty percent (60%) of the common equity interest in, the Company.

                 The Offer is subject to the fulfillment of certain conditions, including the following:

                 A. Minimum Condition. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 OF THE OFFER TO PURCHASE), THAT NUMBER OF SHARES WHICH, TOGETHER WITH ALL SHARES BENEFICIALLY OWNED BY THE PURCHASER PRIOR TO THE COMMENCEMENT OF THE OFFER, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

                 According to information available to the Purchaser, as of August 9, 1995, 2,532,237 shares of the Company's Common Stock were outstanding. It is the Purchaser's understanding that (i) there are no options or other rights relating to the Company's Common Stock outstanding, and (ii) there are no securities outstanding that are convertible into Common Stock. As a result, the Purchaser believes that the Minimum Condition would be satisfied if at least 363,853 Shares were validly tendered and not withdrawn prior to the Expiration Date.

                 B. Regulatory Approval Condition. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE PURCHASER RECEIVING REGULATORY APPROVAL, AUTHORIZATION AND CONSENT FROM ALL GOVERNMENTAL AND QUASI-GOVERNMENTAL AGENCIES HAVING OR CLAIMING JURISDICTION OVER THE

COMPANY AND/OR THE PURCHASER, INCLUDING WITHOUT LIMITATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM (THE "FEDERAL RESERVE BOARD") AND THE COMMISSIONER OF THE OKLAHOMA DEPARTMENT OF BANKING (THE "COMMISSIONER"), IN FORM, SCOPE AND SUBSTANCE SATISFACTORY TO THE PURCHASER, IN THE PURCHASER'S REASONABLE DISCRETION, TO ACQUIRE AT LEAST SIXTY PERCENT (60%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY.

                 As a condition to approval by the Federal Reserve Board of the Purchaser's application, the Purchaser and the Company will be required to enter into a commitment to seek Federal Reserve Board approval prior to the declaration or payment of dividends on, or redemption of, the Company's Preferred Stock which would result in a reduction in the Purchaser's consolidated capital accounts or those of any of its bank subsidiaries. While Federal Reserve Board approval is not required under the terms of the commitment for a conversion of the Company's Preferred Stock into Common Stock, any subsequent redemption of those shares of Common Stock, including redemption through a reverse stock split, will require the prior approval of the Federal Reserve Board.

                 The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the Purchaser has obtained the approval of the Federal Reserve Board and the Commissioner to own at least sixty percent (60%) of the outstanding shares of Common Stock of the Company.

                 SHAREHOLDERS SHOULD FOLLOW THE PROCEDURES FOR TENDERING SHARES SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE. TENDERING SHAREHOLDERS MAY CONTINUE TO USE THE LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY THAT WERE PROVIDED WITH THE OFFER TO PURCHASE. ALTHOUGH SUCH LETTER OF TRANSMITTAL INDICATES THAT THE OFFER WILL EXPIRE AT 5:00 P.M., OKLAHOMA CITY TIME, ON MONDAY, DECEMBER 4, 1995, SHAREHOLDERS WILL BE ABLE TO TENDER (OR WITHDRAW) THEIR SHARES PURSUANT TO THE OFFER UNTIL 5:00 P.M., OKLAHOMA CITY TIME, ON FRIDAY, DECEMBER 29, 1995 (OR SUCH LATER DATE TO WHICH THE OFFER MAY BE EXTENDED).

                 The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend further the period during which the Offer is open for any reason, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

                 If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer (including a waiver of the Minimum Condition, the Regulatory Approval Condition, or any of the other conditions set forth in Section 14 of the Offer to Purchase), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to the shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and shareholder response. With respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Purchaser increases or decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States government holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Oklahoma City time.

                 THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION AND REGULATORY APPROVAL CONDITION. SEE THE INTRODUCTION AND SECTION 14 OF THE OFFER TO PURCHASE. Except as otherwise provided in Section 1 of the Offer to Purchase and this Supplement No. 1, the Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied, the Purchaser may, in its sole discretion, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. In the event that the Purchaser waives any condition, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

                 THIS SUPPLEMENT NO. 1, THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                 1. TERMS OF THE OFFER. Section 1 of the Offer to Purchase is amended and supplemented by Section 1 of this Supplement No. 1.

                 Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase up to 617,076 Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 of the Offer to Purchase on or prior to the Expiration Date.

                 2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Section 2 of the Offer to Purchase is amended and supplemented by Section 2 of this Supplement No. 1.

                 Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, up to 617,076 Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 of the Offer to Purchase) as soon as practicable after the Expiration Date. If more than 617,076 Shares are validly tendered and not withdrawn prior to the Expiration Date, the Purchaser expressly reserves the right to purchase such additional Shares or to purchase Shares tendered on a pro rata basis, disregarding fractions, according to the number of Shares tendered by each shareholder during the Offer pursuant to Rule 14d-8 of the Exchange Act. In addition, subject to applicable rules and regulations of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law or court order. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the Bank Holding Company Act and the Oklahoma Banking Code, see the Introduction and Section 15 of the Offer to Purchase.

                 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. Section 3 of the Offer to Purchase is amended and supplemented by
Section 3 of this Supplement No. 1.

                 Tendering shareholders may continue to use the Letter of Transmittal and Notice of Guaranteed Delivery that were provided with the Offer to Purchase. Although such Letter of Transmittal indicates that the Offer will expire at 5:00 p.m., Oklahoma City time, on Monday, December 4, 1995, shareholders will be able to tender (or withdraw) their Shares pursuant to the Offer until 5:00 p.m., Oklahoma City time, on Friday, December 29, 1995 (or such later date to which the Offer may be extended).

                 THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

                 4. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; MARGIN REGULATIONS. Section 7 of the Offer to Purchase is amended and supplemented by Section 4 of this Supplement No. 1.

                 The Shares are currently registered under Section 12(g) of the Exchange Act. However, the purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the offer price therefor.

                 The Purchaser has decreased the maximum number of Shares which it is offering to purchase so that in the Purchaser's opinion there is no reasonable likelihood that the Company's Common Stock will be held by less than three hundred shareholders of record after this Offer is completed. The Purchaser does not now intend to seek termination of the registration of the Common Stock or cause the Common Stock to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association.

                 5.       CERTAIN INFORMATION CONCERNING THE PURCHASER.
Section 9 of the Offer to Purchase is amended and supplemented by Section 5 of this Supplement No. 1.

                 Attached hereto as Schedule II and incorporated by reference are the unaudited Consolidated Balance Sheet at September 30, 1995 and Income Statement of the Purchaser and its subsidiary for the nine months ended September 30, 1995. The accounting and reporting policies of the Purchaser and its subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The unaudited Balance Sheet at September 30, 1995 and Income Statement for the nine months ended September 30, 1995 include the accounts of the Purchaser and its wholly owned subsidiary after elimination of all significant intercompany accounts and transactions. The Purchaser adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), January 1, 1994. Under Statement No. 115, the Purchaser classified the debt and marketable equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. No investment securities within the portfolio are considered trading. Held to maturity securities are those securities for which the Purchaser has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

                 As noted in Section 9 of the Offer to Purchase, neither the Purchaser nor any of its affiliates is subject to the information and reporting requirements of the Exchange Act. Current audited Financial Statements of the Purchaser are not presently available and are not obtainable in the Purchaser's opinion without unreasonable cost or expense. Audited Financial Statements of bank holding companies or of banks the size of the Purchaser's subsidiary are not required in the banking industry and the Purchaser does not anticipate obtaining an audit of its Financial Statements for the year end 1995.

                 Incorporation by reference herein of the above-mentioned financial information does not constitute an admission that such information is material to a decision by a shareholder of the Company whether to sell, tender or hold Shares being sought in the Offer.

                 6.       BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.
Section 10 of the Offer to Purchase is amended and supplemented by Section 6 of this Supplement No. 1.

                 On November 13, 1995, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, formally stating that the Board of Directors of the Company had determined that it was unable to take a position with respect to the Offer as any opinion regarding the Offer by the Board of Directors would be a conflict of interest for the Company's directors.

                 The $0.50 cash purchase price offered by the Purchaser for Shares was established after considering, among other things, the underlying book value and earnings of the Company and its subsidiary, the potential benefits to the Purchaser from control of a commercial bank in the metropolitan Oklahoma City market, and prices paid for shares in other transactions during the preceding year. While the Purchaser has decreased the number of Shares which it is offering to purchase so that the Purchaser believes there is no reasonable likelihood that the Purchaser might obtain the tender of shares from a sufficient number of the Company's shareholders to permit deregistration of the Company's Common Stock pursuant to Section 12(g)(4) of the Exchange Act, the Purchaser has not decreased the purchase price.

                 Based upon these and other factors, the Purchaser believes that the $0.50 purchase price offered for the Shares is fair.

                 7. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY. Section 11 of the Offer to Purchase is amended and supplemented by Section 7 of this Supplement No. 1.

                 The purpose of the Offer is to acquire control of, and ownership of up to sixty percent (60%) of the common equity interest in, the Company.

                 The Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system of a registered national securities association. The Purchaser has decreased the number of Shares which it is offering to purchase so that the Purchaser believes there is no reasonable likelihood that the Purchaser will acquire shares of Common Stock from enough shareholders to reduce the number of shareholders of record of the Company's Common Stock to less than three hundred. The Purchaser does not now intend to cause the registration of the Common Stock to be terminated pursuant to Section 12(g)4 of the Exchange Act or cause the Common Stock to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association.

                 8. CERTAIN CONDITIONS OF THE OFFER. Section 14 of the Offer to Purchase is amended and supplemented by Section 8 of this Supplement No. 1.

                 Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment of or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, in the reasonable judgment of the Purchaser (i) the Minimum Condition has not been satisfied, (ii) the Regulatory Approval Condition has not been satisfied, or (iii) at any time on or after November 3, 1995 and before acceptance for payment of, or payment for, such Shares any of the events set forth in Section 14(a) - (g) of the Offer to Purchase shall occur or shall be deemed by the Purchaser to have occurred or the Purchaser shall have learned about any such events applicable to or affecting the Company or any of its affiliates which shall not have been previously publicly disclosed by the Company.

                 Section 14(g) of the Offer to Purchase is amended and supplemented by Section 8 of this Supplement No. 1.

                 (g) the regulatory approval, authorization and consent of the Federal Reserve Board and the Commissioner of the Oklahoma Department of Banking, in form, scope and substance satisfactory to the Purchaser, in the Purchaser's reasonable discretion to acquire at least sixty percent (60%) of the outstanding shares of Common Stock, or any other approval, permit, authorization, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority or tribunal shall not have been obtained on terms satisfactory to the Purchaser in its reasonable discretion.

                 9. MISCELLANEOUS. Pursuant to Rule 14d-3 of the Exchange Act, the Purchaser has filed with the SEC an amendment to its Schedule 14D-1 and is furnishing certain supplemental information with respect to the Offer. The Purchaser may file additional amendments to the Schedule 14D-1.
The Schedule 14D-1 and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the same manner as described in Section 17 of the Offer to Purchase.

                 Except as modified by this Supplement No. 1, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer and this Supplement No. 1 should be read in conjunction with the Offer to Purchase and the Letter of Transmittal.

                 Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:
              Liberty Bank & Trust Company of Oklahoma City, N.A.

                                                         By Hand or
By Mail:                        By Facsimile:            Overnight Delivery:           By New York Drop:
Liberty Bank & Trust            (405) 231-6058           Liberty Bank & Trust          Midwest Clearing
Company of Oklahoma                                      Company of Oklahoma           Corporation
City, N.A.                      Confirm by Telephone:    City, N.A.                    40 Broad Street
P.O. Box 25848                                           100 N. Broadway,              New York, NY  10004
Oklahoma City, OK  73125        (405) 231-6331           Ninth Floor
                                                         Oklahoma City, OK  73102

                 Any questions or requests for assistance or additional copies of this Supplement No. 1, the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to Regan & Associates, Inc., 15 Park Row, New York, NY 10038, 1-800-737-3426. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                                                           AMERIBANK CORPORATION
December 5, 1995

                                  SCHEDULE II
                             AMERIBANK CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  (in $000's)
                               September 30, 1995

ASSETS:
                 Cash and due from banks                                                      $  3,911
                 Securities                                                                     23,669
                 Federal funds sold                                                              2,500
                 Loans and leases, net of unearned income                                       73,201
                     Less allowance for loan and lease losses                                  (1,248)
                 Premises and fixed assets                                                       1,204
                 Other real estate owned                                                         1,460
                 Investment in unconsolidated subsidiaries                                       3,572
                 Other assets                                                                    1,408
                                                                                              --------
                          TOTAL ASSETS                                                        $109,677
LIABILITIES & CAPITAL ACCOUNTS
                 Non-interest bearing deposits                                                  17,080
                 Interest bearing deposits                                                      76,307
                 Securities sold under agreement to repurchase                                   2,619
                 *Other borrowings with original maturity of
                 one year or less                                                                1,000
                 Other borrowings with original maturity of
                 more than one year                                                              2,350
                 Subordinated notes                                                              1,100
                 Other liabilities                                                                 928
                                                                                              --------
                          Total Liabilities                                                    101,384
                 Common stock                                                                      100
                 Capital surplus                                                                 5,668
                 Retained earnings                                                               2,488
                 Unrealized gain (loss) in AFS securities                                           37
                                                                                              --------
                          Total Equity Capital                                                   8,293
                                                                                              --------
                          TOTAL LIABILITIES & CAPITAL ACCOUNTS                                $109,677

*Federal Home Loan Bank advance to subsidiary bank

                             AMERIBANK CORPORATION
                         CONSOLIDATED INCOME STATEMENT
                                  (in $000's)
              For the Period January 1 through September 30, 1995

Interest Income:
         Interest and fee income on loans                             $4,856
         Interest income on balances due
         from depository institutions                                      4
         Interest and dividend income on securities                    1,035
         Interest income on federal funds sold                           136
                                                                      ------
                 Total interest income                                 6,031
Interest Expense:
         Interest on certificates of deposit of
         $100M or more                                                   330
         Interest on other deposits                                    2,178
         Interest on securities sold under
         agreements to repurchase                                         86
         Interest on borrowed funds                                      106
         Interest on subordinated notes                                   74
                                                                      ------
                 Total interest expense                                2,774
Net Interest Income                                                                              3,257

Provision for loan and lease losses                                                                -0-

Non-interest income:
         Income from fiduciary activities                                100
         Service charges on deposit accounts                             398
         Other non-interest income                                       312
                                                                      ------
                 Total non-interest income                                                         810

Non-interest expenses:
         Salaries and employee benefits                                1,505
         Expenses of premises and fixed assets                           506
         Other non-interest expense                                      706
                                                                      ------
                 Total non-interest expenses                                                     2,717

Income before income taxes                                                                       1,350
                                                                                                ------

Applicable income taxes                                                                             15
                                                                                                ------

Net Income                                                                                      $1,335